Exhibit 99.1
F O R   I M M E D I A T E   R E L E A S E
N E W S
                                   FROM

Contact:	Bank Mutual Corporation
NASDAQ: BKMU
Michael T. Crowley Jr.
Chairman, President and Chief Executive Officer
414-354-1500

Michael W. Dosland
Chief Financial Officer
414-354-1500
BANK MUTUAL CORPORATION REPORTS EARNINGS
FOR THE SIX MONTHS ENDED JUNE 30, 2010, AND
THE SECOND QUARTER OF 2010
Milwaukee, Wisconsin
July 22, 2010
Bank Mutual Corporation (NASDAQ: BKMU) reported net income in the second quarter of 2010 of $731,000 or $0.02 per diluted share compared to $3.8 million or $0.08 per diluted share during the same period in the previous year. Net income for the six months ended June 30, 2010, was $2.8 million or $0.06 per diluted share compared to $11.0 million or $0.23 per diluted share in the same period last year. Net income during the second quarters of 2010 and 2009 represented a return on average assets (“ROA”) of 0.08% and 0.44%, respectively, and a return on average equity (“ROE”) of 0.73% and 3.78%, respectively. For the six month periods in 2010 and 2009, ROA was 0.16% and 0.63%, respectively, and ROE was 1.41% and 5.46%, respectively.

Michael T. Crowley, Jr., Chairman, President, and Chief Executive Officer of Bank Mutual Corporation (“Bank Mutual”) commented, “A low interest rate environment and a difficult market for commercial real estate continue to challenge our earnings performance. Also, a lack of convincing improvement in economic conditions continues to impact our customers’ ability and willingness to borrow, which restricts our ability to expand our lending franchise.” Mr. Crowley went on to say, “Despite these headwinds, we are pleased that our operations continue to be profitable and we are confident our strong capital and liquidity positions will enable us to take advantage of opportunities that may present themselves as conditions improve.”
Net interest income declined by $5.5 million in the second quarter of 2010 compared to the same quarter in 2009. Net interest income declined by $10.5 million during the six months ended June 30, 2010, compared to the same period last year. These declines were primarily attributable to a decrease in interest rate spread between the periods and, to a lesser extent, by a decrease in average earning assets between the periods. Bank Mutual’s interest rate spread decreased by 59 and 56 basis points during the three and six month periods ended June 30, 2010, respectively, compared to the same periods in 2009. Bank Mutual’s earning assets decreased by $30.7 million or 0.9% and $47.2 million or 1.4% during the three and six month periods ended June 30, 2010, respectively, compared to the same periods in 2009.
During 2009 and 2010 Bank Mutual has experienced increased levels of liquidity due to reduced portfolio loan demand and increased repayment activity in its loan and securities portfolios. These developments were caused by deterioration in economic conditions, as well as a historically low interest rate environment that has resulted in increased refinancing of adjustable-rate residential and home equity loans into fixed-rate residential loans, which Bank Mutual typically sells in the secondary market. In addition, in recent periods Bank Mutual has sold significant amounts of longer-term, higher-yielding mortgage-related securities at gains in an effort to position its balance sheet for higher interest rates. Bank Mutual has reinvested the cash proceeds from these sources in short- to medium-term fixed-rate securities and has increased its holdings of overnight investments. Such investments typically have lower yields than longer-term, fixed-rate loans and securities. As a result of these developments, Bank Mutual’s interest rate spread has declined in recent periods.
Bank Mutual’s provision for loan losses was $6.2 million during the second quarter of 2010 compared to $472,000 in the same quarter last year. The provision for the six months ended June 30, 2010, was $9.5 million compared to $3.6 million in the same period last year. The losses in these periods have been affected by the continued weakness in economic conditions and elevated levels of unemployment since 2008, which have resulted in increased stress on Bank Mutual’s borrowers, increased loan delinquencies, and lower real estate values. These conditions have been particularly challenging for Bank Mutual’s portfolio of multi-family and commercial real estate loans and commercial business loans. During the second quarter of 2010 Bank Mutual recorded $4.1 million in loss provisions against seven unrelated loan relationships aggregating $15.9 million. These loans defaulted and/or were determined to be collateral dependent in the second quarter or were determined to be collateral dependent in a prior period, but management determined that the collateral had deteriorated further in value during the second quarter. These loans are secured by office, commercial, and retail buildings, developed land, and equipment and inventory. In addition, Bank Mutual recorded $1.2 million in loss provisions on a number of smaller commercial business, residential, and consumer loans during the quarter. Finally, during the second quarter Bank Mutual recorded nearly $1.0 million in additional loss provisions that reflected management’s general concerns related to continued declines in commercial real estate values, as well as continued weaknesses in economic conditions and employment.

Year-to-date in 2010 Bank Mutual has recorded $7.3 million in loss provisions against ten unrelated loan relationships aggregating $33.0 million, including those mentioned in the previous paragraph. The collateral for two of these loan relationships, which amounted to $7.6 million in the aggregate, was transferred to foreclosed real estate during 2010, net of an aggregate allowance for loan loss of $3.0 million. In addition, during the six months ended June 30, 2010, Bank Mutual recorded $1.7 million in loss provisions on a number of smaller commercial business, residential, and consumer loans.
During the six month period ended June 30, 2009, Bank Mutual recorded a $1.3 million provision for loss against a $9.1 million loan secured by a completed condominium development project and a $476,000 loss on a $3.4 million loan secured by an apartment building. Bank Mutual transferred both of these loans to foreclosed real estate in 2009. Bank Mutual also established $1.2 million in specific loss allowances on a number of smaller commercial real estate and commercial business loans during the six month period in 2009 and experienced an overall increase in charge-off activity in its portfolio of residential and consumer loans. In addition to these losses, Bank Mutual recorded nearly $600,000 in additional loan loss provisions during the period that reflected management’s general concerns relating to deterioration in economic conditions, increased unemployment rates, and declines in real estate values.
Gains on investment activities for the three months ended June 30, 2010, were $6.7 million compared to $610,000 during the same period in 2009. On a year-to-date basis, these gains were $11.1 million in 2010 compared to $2.7 million in 2009. Results for the 2009 periods were net of $831,000 in other-than-temporary impairment (“OTTI”) charges related to a mutual fund investment. Excluding this charge, gains on investment activities during the first six months of 2009 were $3.5 million. During the six months ended June 30, 2010 and 2009, Bank Mutual sold $319.9 million and $174.5 million, respectively, in longer-term, fixed-rate mortgage-related securities. In addition, Bank Mutual sold $189.9 million in adjustable-rate mortgage-related securities during the first six months of 2010 compared to no sales of such securities in 2009. In recent periods the proceeds from these sales have been reinvested in medium-term government agency securities and short-term agency collateralized mortgage obligations (“CMOs”). Management considered these actions to be prudent in light of its expectations that interest rates may trend higher in the future. With respect to the adjustable-rate securities that were sold in 2010, management believed these securities were over-valued relative to other investment alternatives and that such value would decline in a rising rate environment. As such, management elected to sell the securities.
Gains on sales of loans decreased by $1.8 million and $4.9 million during the three and six month periods ended June 30, 2010, respectively, compared to the same periods in 2009. During the first six months of 2010 sales of one- to four-family mortgage loans were $104.9 million compared to $415.1 million during the same period in 2009. Loan sales increased substantially in early 2009 in response to a historically low interest rate environment that encouraged many fixed-rate borrowers to refinance existing loans at lower rates. In addition, adjustable-rate borrowers were motivated to refinance into fixed-rate loans. Bank Mutual sells substantially all of these loans in the secondary market. Slightly higher interest rates for mortgage loans during the latter half of 2009 and early 2010 resulted in lower originations and sales of mortgage loans during the first six months of 2010 compared to the same period in the previous year. Although interest rates on mortgage loans have again declined to historical lows in recent weeks, management is uncertain at this time whether loan origination and sale volumes during the rest of 2010 will approach the record levels experienced during the first half of 2009.

Net loan-related fees and servicing revenue was $94,000 during the three months ended June 30, 2010, compared to $39,000 in the same period of 2009. This revenue item was $252,000 during the six months ended June 30, 2010, compared to a loss of $292,000 during the same six months in 2009. During the first six months of 2010, amortization of mortgage servicing rights (“MSRs”), which is netted against loan-related fees and servicing revenue, was $1.0 million compared to $1.9 million in the same period in 2009. Lower interest rates in early 2009 caused an increase in mortgage loan prepayment activity, which in turn caused an increase in MSR amortization during the first six months of that year. Loan-related fees and servicing revenue is also impacted by changes in the valuation allowance that is established against MSRs. The change in this allowance is included in loan-related fees and servicing revenue as a charge or recovery, as the case may be, in the period in which the change occurs. During the six month period ended June 30, 2010, the valuation allowance increased by $206,000 compared to a decrease of $453,000 during the same period in 2009. As of June 30, 2010, Bank Mutual had a valuation allowance of $493,000 against MSRs with a gross book value of $7.1 million.
As of June 30, 2010, Bank Mutual serviced $1.0 billion in loans for third-party investors compared to a similar amount at December 31, 2009, and $728.4 million at December 31, 2008. The increase in 2009 was the result of a substantial increase in one- to four-family loans originated and sold in the secondary market due to historically low interest rates, as previously described.
Service charges on deposits declined by $111,000 or 6.9% and $168,000 or 5.5% during the three and six month periods ended June 30, 2010, respectively, compared to the same periods in 2009. This decline was due principally to a decrease in overdraft charges and ATM/debit card fees. Management attributes these declines to the economic recession, which has resulted in reduced spending by consumers in general, including deposit customers of Bank Mutual. Management expects that revenue from overdraft charges could decline further in the near term as a result of a recent federal regulation that reduces the circumstances in which such fees can be charged on customer debit card transactions. Bank Mutual is taking steps to mitigate the impact this new regulation may have on revenue, but is not able to determine the impact at this time.
Other non-interest income increased by $356,000 or 22.3% and $543,000 or 16.9% during the three and six month periods ended June 30, 2010, respectively, compared to the same periods in 2009. Most of these increases were due to an increase in earnings from Bank Mutual’s investment in bank-owned life insurance (“BOLI”).
Total non-interest expense decreased by $926,000 or 5.0% and $820,000 or 2.3% during the three and six month periods ended June 30, 2010, respectively, compared to the same periods in the previous year. These decreases were due principally to lower levels of compensation and benefits, which declined by $1.4 million or 13.5% and $2.7 million or 13.0% during the three and six month periods ended June 30, 2010, respectively, compared to the same periods in 2009. These declines were primarily caused by lower levels of stock-based compensation. ESOP expense has declined because 2010 is the last year of Bank Mutual’s original commitment to the plan. Under the terms of the plan, the number of shares scheduled to be allocated to employees in the final year is substantially lower than it was in prior years. Management does not expect to continue ESOP contributions beyond its original commitment at this time. However, this decision is subject to review on a periodic basis and contributions may be increased in future periods. Also contributing to the decrease in stock-based compensation in 2010 relative to 2009 was a large grant of stock options and restricted stock that was made in 2004 that became fully vested in mid-2009. No related amortization expense related to that grant has been recorded beyond that point.

Also contributing to the decrease in non-interest expense in the 2010 periods compared to the same periods in 2009 was a decline in FDIC insurance premiums. Results in 2009 included a $1.6 million non-recurring special assessment from the FDIC that was charged to all insured financial institutions based on each institution’s total assets, less its Tier 1 capital, as of June 30, 2009. Excluding this special assessment, Bank Mutual’s FDIC insurance premiums increased by $196,000 or 24.1% and $845,000 or 71.9% during the three and six month periods ended June 30, 2010, respectively, compared to the same periods in the previous year. In 2009 the FDIC raised its regular premium rates for all financial institutions. In addition, during the first quarter of 2009 Bank Mutual utilized the last of certain premium credits that had been available to offset deposit premium costs.
Occupancy and equipment costs were $2.7 million during the second quarter of 2010, a $206,000 or 7.1% decrease from the same period in 2009. These same costs were $5.7 million during the first six months of 2010, which represented a $404,000 or 6.6% decrease from the same six months in 2009. These decreases were primarily caused by lower data processing costs, due to the negotiation of a new contract with Bank Mutual’s third-party data processor in late 2009, as well as lower levels of repair and maintenance expense and rent expense in the current year.
Losses on foreclosed real estate were $2.1 million during the second quarter of 2010 compared $69,000 in the same quarter last year. Year-to-date, these losses were $3.0 million in 2010 compared to $64,000 during first six months of 2009. In recent periods Bank Mutual has experienced an increase in losses on foreclosed real estate due to continued declines in real estate values and weak economic conditions. If these conditions persist, future losses on foreclosed real estate could remain elevated in the near term.
Income tax expense was $162,000 during the three months ended June 30, 2010, compared to $2.6 million in the same period of 2009. Year-to-date, income tax expense was $1.2 million in 2010 compared to $4.2 million in the first six months of 2009. In the first quarter of 2009 Bank Mutual recorded a $1.8 million tax benefit related to the elimination of a valuation allowance it had established against a deferred tax asset in prior years. The deferred tax asset related to Wisconsin net operating loss carryovers for which management was previously unable to determine whether it was more likely than not that the tax benefits would be realized in future periods. In the first quarter of 2009 Wisconsin law was amended from a system that taxed each affiliated entity separately to a form of combined reporting. As a result of this change, management determined that Bank Mutual’s Wisconsin net operating losses that had not been recognized in prior periods would be realizable, which resulted in a one-time tax benefit of $1.8 million in the first quarter of 2009. Excluding the impact of this one-time tax benefit, Bank Mutual’s effective tax rate (“ETR”) for first six months of 2010 and 2009 was 30.0% and 39.5%, respectively. The ETR for the second quarters of 2010 and 2009 was 18.1% and 40.1%, respectively. Bank Mutual’s ETR is lower in the 2010 periods because non-taxable revenue, such as earnings from BOLI, comprises a larger percentage of pre-tax earnings in 2010 than it did in 2009.
For reasons described earlier in this release, Bank Mutual’s origination of one- to four-family mortgage loans declined in 2010, from $457.5 million in the first six months of 2009 to $133.3 million in the first six months of the current year. Since December 31, 2009, Bank Mutual’s portfolio of one- to four-family loans declined from $656.0 million at that date, to $593.7 million at June 30, 2010. This decline was caused by continued refinancing of adjustable-rate loans by borrowers (which Bank Mutual typically retains in portfolio) into fixed-rate loans (which Bank Mutual generally sells). Market interest rates for mortgage loans have declined in recent weeks. As such, Bank Mutual expects borrowers to continue to prefer fixed-rate mortgage loans in the near term, which could impact its ability to increase its portfolio of one- to four-family loans in the near term.

Multi-family and commercial real estate mortgage loan originations were $26.7 million during the six months ended June 30, 2010, compared to $33.8 million during the same period in 2009. Although Bank Mutual continues to emphasize originations of these types of loans, originations have declined in recent periods due to a general deterioration in economic conditions, as well as Bank Mutual’s conservative underwriting standards. Despite this decline, however, Bank Mutual’s aggregate portfolio of multi-family and commercial real estate mortgage loans increased from $476.3 million at December 31, 2009, to $501.5 million at June 30, 2010. This increase was due to fewer loan repayments and maturities in recent periods, as well as construction and development loans that were transferred to permanent financing during the period. As a result of this latter development, Bank Mutual’s portfolio of construction and development loans declined by $26.9 million or 28.1% during the first six months of 2010.
Commercial business loan originations in the first six months of 2010 were $7.4 million compared to $11.8 million in the same period in 2009. Bank Mutual’s portfolio of commercial business loans decreased by $7.3 million or 14.1%, from $52.0 million to $44.7 million during the six months ended June 30, 2010.
Consumer loan originations, including fixed-term home equity loans and lines of credit, were $38.4 million in the first half of 2010 compared to a similar amount in the first half of the prior year. Bank Mutual’s consumer loan portfolio declined from $275.5 million at December 31, 2009, to $261.4 million at June 30, 2010. This decline was due in part to an interest rate environment in recent periods that has encouraged many borrowers to refinance their home equity loans or lines of credit and other consumer loans into first mortgage loans. Many of these borrowers reestablished home equity lines of credit with Bank Mutual in accordance with its established lending standards, but had not drawn substantial amounts on these lines as of the end of the quarter.
In light of current economic conditions and recent loan origination activity, management expects growth in all categories of Bank Mutual’s loan portfolio may be slow or negative in the near term, although there can be no assurances.
Bank Mutual’s available-for-sale securities portfolio increased by $114.9 million or 7.8% during the six months ended June 30, 2010. This increase was primarily caused by the purchase of $1.3 billion in securities consisting principally of medium-term government agency securities and short-term agency CMOs. These purchases were offset in part by $509.8 million in sales of securities, as previously described, as well as $571.1 million in securities that were called by their issuers during the period.
Deposit liabilities decreased by $33.8 million or 1.6% during the six months ended June 30, 2010, to $2.10 billion compared to $2.14 billion at December 31, 2009. Core deposits, consisting of checking, savings, and money market accounts, decreased by $10.5 million or 1.2% during the period while certificates of deposit declined by $23.3 million or 1.8%. Bank Mutual has reduced the rates it offers on its certificates of deposit in recent periods in an effort to manage its overall liquidity position, which has resulted in a decline in certificates of deposit. As a result of these efforts, the weighted average cost of deposits declined by 29 basis points during the six months ended June 30, 2010. Compared to June 30, 2009, the weighted average cost of deposits has declined by 74 basis points.
Borrowings, which consist of advances from the Federal Home Loan Bank (“FHLB”) of Chicago, remained substantially unchanged from December 31, 2009, to June 30, 2010. Substantially all of Bank Mutual’s FHLB advances are subject to significant prepayment penalties if repaid prior to their stated maturity.

Shareholders’ equity declined slightly from $402.5 million at December 31, 2009, to $397.1 million at June 30, 2010. During the first half of 2010 the positive effects of Bank Mutual’s earnings and a decline in its accumulated other comprehensive loss were offset by dividend payments and stock repurchases. Bank Mutual’s ratio of shareholders’ equity to total assets was 11.40% at June 30, 2010, compared to 11.46% at December 31, 2009. Book value per share of Bank Mutual’s common stock was $8.69 at June 30, 2010, compared to $8.72 at December 31, 2009.
Bank Mutual’s subsidiary bank is “well capitalized” for regulatory capital purposes. As of March 31, 2010 (the last date for which information was available prior to this release), the Bank’s total risk-based capital ratio was 22.0% and its Tier 1 capital ratio was 10.1%. The minimum percentages to be “adequately capitalized” under current supervisory regulations are 8% and 4%, respectively. The minimums to be “well capitalized” are 10% and 5%, respectively.
Bank Mutual paid a cash dividend of $0.07 per share in the second quarter of 2010 compared to $0.09 per share in the second quarter of 2009. During the second quarter of 2010 Bank Mutual did not repurchase any shares of its common stock nor did its board of directors authorize a new program for the purchase of additional shares. While Bank Mutual’s capital remains strong, regulators and lawmakers have increased their focus in recent periods on the capital levels of financial institutions such as Bank Mutual’s bank subsidiary. Notwithstanding its strong capital ratios, in view of Bank Mutual’s recent earnings trends and the current regulatory and economic climate, the board of directors may determine that it would be prudent to continue to suspend stock repurchases and/or to reduce dividend payments in the future. Bank Mutual has paid 38 consecutive quarterly cash dividends since its initial stock offering in November 2000.
Bank Mutual’s non-performing loans were 4.07% of loans receivable as of June 30, 2010, compared to 2.83% as of December 31, 2009. The ratios of non-performing assets to total assets were 2.25% and 1.72% as of these same dates, respectively. During the six months ended June 30, 2010, Bank Mutual’s non-performing loans increased by $15.0 million or 35.3%. This increase was caused by the economic recession and increased unemployment over the past year that resulted in increased stress on borrowers and increased loan delinquencies. The increase in non-performing loans in the first half of 2010 was principally caused by the default of $24.6 million in loans to nine borrowers. These loan relationships are secured by office, commercial, and retail buildings, apartment buildings, residential mortgages, developed land, and equipment and inventory. One of these relationships consists of a $6.6 million loan secured by a 100-unit apartment project located in the Twin Cities area. Management does not expect to incur a loss on this loan at this time, although there can be no assurances.
The increase in non-performing loans described in the previous paragraph was partially offset by the transfer of the collateral for two loans with an aggregate balance of $7.6 million to foreclosed real estate during the period, net of an aggregate allowance for loan loss of $3.0 million, which was charged-off. These loans were secured by an office building and a retail center.
Foreclosed properties and repossessed assets increased from $17.7 million at December 31, 2009, to $20.6 million at June 30, 2010. This increase was due to the transfers described in the previous paragraph, as well as other smaller foreclosures during the period. The impact of these developments was partially offset by the sale during the period of one large property that had a carrying value of $2.3 million. The proceeds from the sale of this property approximated its carrying value. In addition, Bank Mutual recorded $3.0 million in write-offs on certain foreclosed properties during the six months ended June 30, 2010. These write-offs were included as a component of non-interest expense, as previously described in this release.
Bank Mutual’s allowance for loan losses increased to $22.2 million or 1.57% of total loans at June 30, 2010, compared to $17.0 million or 1.13% at December 31, 2009. As a percent of non-performing loans, Bank Mutual’s allowance for loan losses was 38.6% at June 30, 2010, compared to 40.0% at December 31, 2009. The dollar increase in the allowance was caused by the additional loss allowances that were established during the first six months of 2010, as described earlier in this release. This development was partially offset by loan charge-offs during the period, the most significant of which were the charge-offs related to the two foreclosures described in a previous paragraph. Management believes the allowance for loan losses at June 30, 2010, is adequate to cover probable and estimable losses in Bank Mutual’s loan portfolio as of that date. However, future increases to the allowance may be necessary and results of operations could be adversely affected if future conditions differ from the assumptions used by management to determine the allowance for loan losses as of the end of the period.
Bank Mutual Corporation is the fifth largest financial institution holding company headquartered in the state of Wisconsin and its stock is quoted on The NASDAQ Global Select Market under the symbol “BKMU”. Its subsidiary bank, Bank Mutual, operates 78 banking locations in the state of Wisconsin and one in Minnesota.
* * *
Cautionary Statements
The discussion in this earnings release contains or incorporates by reference various forward-looking statements concerning Bank Mutual’s prospects that are based on the current expectations and beliefs of management. Forward-looking statements may contain words such as “anticipate,” “believe,” “estimate,” “expect,” “objective,” “projection” and similar expressions or use of verbs in the future tense, and are intended to identify forward-looking statements; any discussions of periods after the date for which this report is filed are also forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks, and uncertainties, many of which are beyond Bank Mutual’s control, that could cause Bank Mutual’s actual results and performance to differ materially from what is expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of Bank Mutual: general economic conditions, including high rates of unemployment and the significant instability in credit, lending, and financial markets; declines in the real estate market, which could affect both collateral values and loan activity; high unemployment and other factors which could affect borrowers’ ability to repay their loans; negative developments affecting particular borrowers, which could adversely impact loan repayments and collection; illiquidity of financial markets and other negative developments affecting particular investment and mortgage-related securities, which could adversely impact the fair value of and/or cash flows from such securities; legislative and regulatory initiatives and changes, including action taken, or that may be taken, in response to difficulties in financial markets and/or which could negatively affect the right of creditors; monetary and fiscal policies of the federal government; increased competition and/or disintermediation within the financial services industry; the effects of further regulation and consolidation within the financial services industry, including substantial changes under the recently enacted Dodd-Frank Act; changes in regulators’ expectations for financial institutions’ capital levels; changes in tax rates, deductions and/or policies; changes in FDIC premiums and other governmental assessments; changes in deposit flows; changes in the cost of funds; fluctuations in general market rates of interest and/or yields or rates on competing loans, investments, and sources of funds; demand for loan or deposit products; demand for other financial services; changes in accounting policies or guidelines; natural disasters, acts of terrorism, or developments in the war on terrorism; and the factors discussed in Bank Mutual’s filings with the Securities and Exchange Commission, particularly under Part I, Item 1A, “Risk Factors,” of Bank Mutual’s 2009 Annual Report on Form 10-K.
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Bank Mutual Corporation and Subsidiaries
Unaudited Consolidated Statements of Financial Condition
(Dollars in thousands, except per share data)

	June 30	December 31
	2010	2009
ASSETS
Cash and due from banks	$22,014	$37,696
Interest-earning deposits	138,768	189,962

Cash and cash equivalents	160,782	227,658
Securities available-for-sale, at fair value:
Investment securities	861,854	614,104
Mortgage-related securities	734,030	866,848
Loans held-for-sale, net	21,207	13,534
Loans receivable, net	1,414,968	1,506,056
Foreclosed properties and repossessed assets	20,606	17,689
Goodwill	52,570	52,570
Mortgage servicing rights, net	6,606	6,899
Other assets	209,953	206,706

Total assets	$3,482,576	$3,512,064

LIABILITIES AND EQUITY
Liabilities:
Deposit liabilities	$2,103,692	$2,137,508
Borrowings	906,462	906,979
Advance payments by borrowers for taxes and insurance	20,919	2,508
Other liabilities	51,519	59,668

Total liabilities	3,082,592	3,106,663

Equity:
Preferred stock — $.01 par value:
Authorized — 20,000,000 shares in 2010 and 2009
Issued and outstanding — none in 2010 and 2009	—	—
Common stock — $.01 per value:
Authorized — 200,000,000 shares in 2010 and 2009
Issued — 78,783,849 shares in 2010 and 2009
Outstanding — 45,709,666 shares in 2010 and 46,165,635 in 2009	788	788
Additional paid-in capital	495,035	499,376
Retained earnings	268,960	272,518
Unearned ESOP shares	(174)	(347)
Accumulated other comprehensive loss	(262)	(2,406)
Treasury stock — 33,074,183 shares in 2010 and 32,618,214 in 2009	(367,288)	(367,452)

Total shareholders’ equity	397,059	402,477
Non-controlling interest in real estate partnership	2,925	2,924

Total equity including non-controlling interest	399,984	405,401

Total liabilities and equity	$3,482,576	$3,512,064

Bank Mutual Corporation and Subsidiaries
Unaudited Consolidated Statements of Income
(Dollars in thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009
Interest income:
Loans	$19,879	$24,541	$40,735	$50,771
Investment securities	4,454	4,551	9,185	9,758
Mortgage-related securities	5,153	10,052	11,513	20,550
Interest-earning deposits	100	22	145	73

Total interest income	29,586	39,166	61,578	81,152

Interest expense:
Deposits	7,426	11,520	15,636	24,634
Borrowings	9,764	9,778	19,430	19,456
Advance payment by borrowers for taxes and insurance	1	3	2	4

Total interest expense	17,191	21,301	35,068	44,094

Net interest income	12,395	17,865	26,510	37,058
Provision for loan losses	6,150	472	9,516	3,633

Net interest income after provision for loan losses	6,245	17,393	16,994	33,425

Non-interest income:
Service charges on deposits	1,499	1,610	2,888	3,056
Brokerage and insurance commissions	991	856	1,577	1,518
Loan-related fees and servicing revenue, net	94	39	252	(292)
Gain on loan sales activities, net	1,164	2,930	1,817	6,762
Gain on investments, net	6,687	610	11,072	2,672
Other non-interest income	1,955	1,599	3,752	3,209

Total non-interest income	12,390	7,644	21,358	16,925

Non-interest expense:
Compensation, payroll taxes, and other employee benefits	8,998	10,398	17,711	20,364
Occupancy and equipment	2,692	2,898	5,678	6,082
Federal insurance premiums and special assessment	1,010	2,364	2,021	2,726
Loss on foreclosed real estate, net	2,088	69	3,043	64
Other non-interest expense	2,954	2,939	5,851	5,887

Total non-interest expense	17,742	18,668	34,304	35,123

Income before income tax expense	893	6,369	4,048	15,227
Income tax expense	162	2,553	1,214	4,222

Net income before non-controlling interest	731	3,816	2,834	11,005
Net loss (income) attributable to non-controlling interest	—	1	(1)	—

Net income	$731	$3,817	$2,833	$11,005

Per share data:
Earnings per share-basic	$0.02	$0.08	$0.06	$0.24

Earnings per share-diluted	$0.02	$0.08	$0.06	$0.23

Cash dividends paid	$0.07	$0.09	$0.14	$0.18

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information
(Dollars in thousands, except per share amounts and ratios)

	Three Months Ended June 30		Six Months Ended June 30
Loan Originations and Sales	2010	2009	2010	2009
Mortgage loan originations:
One- to four-family	$78,665	$240,329	$133,276	$457,514
Multi-family	18,592	832	22,453	6,318
Commercial real estate	1,082	10,860	4,271	27,530

Total mortgage loans	98,339	252,021	160,000	491,362

Consumer loan originations	23,255	19,120	38,420	38,389
Commercial business loan originations	3,044	6,151	7,445	11,808

Total loans originated	124,638	277,292	205,865	541,559
Mortgage loans purchased	—	1,088	—	2,658

Total loans originated and purchased	$124,638	$278,380	$205,865	$544,217

Mortgage loan sales	$58,979	$232,413	$104,890	$415,084

	June 30	December 31
Loan Portfolio Analysis	2010	2009
Mortgage loans:
One- to four-family	$593,708	$656,018
Multi-family	221,335	190,377
Commercial real estate	280,147	285,915
Construction and development	68,924	95,873

Total mortgage loans	1,164,114	1,228,183
Consumer loans	261,359	275,497
Commercial business loans	44,673	52,016

Total loans receivable	1,470,146	1,555,696
Allowance for loan losses	(22,231)	(17,028)
Undisbursed loan proceeds and deferred fees and costs	(32,947)	(32,612)

Total loans receivable, net	$1,414,968	$1,506,056

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information (continued)
(Dollars in thousands, except per share amounts and ratios)

	June 30	December 31
Non-Performing Loans and Assets	2010	2009
Non-accrual mortgage loans:
One- to four-family	$14,307	$12,126
Multi-family	11,099	3,357
Commercial real estate	27,504	23,699
Construction and development loans	—	—

Total non-accrual mortgage loans	52,910	39,182

Non-accrual consumer loans:
Secured by real estate	1,290	1,433
Other consumer loans	152	212

Total non-accrual consumer loans	1,442	1,645
Non-accrual commercial business loans	2,755	923

Total non-accrual loans	57,107	41,750
Accruing loans delinquent 90 days or more	513	834

Total non-performing loans	57,620	42,584
Foreclosed properties and repossessed assets	20,606	17,689

Total non-performing assets	$78,226	$60,273

Non-performing loans to loans receivable, net	4.07%	2.83%
Non-performing assets to total assets	2.25%	1.72%

	Six Months Ended June 30
Activity in Allowance for Loan Losses	2010	2009
Balance at the beginning of the period	$17,028	$12,208
Provision for the period	9,516	3,633

Charge-offs:
Mortgage loans	(3,801)	(1,383)
Consumer loans	(395)	(214)
Commercial business loans	(151)	(871)

Total charge-offs	(4,347)	(2,468)

Recoveries:
Mortgage loans	20	—
Consumer loans	14	19
Commercial business loans	—	—

Total recoveries	34	19

Net charge-offs	(4,313)	(2,449)

Balance at the end of the period	$22,231	$13,392

Net charge-offs to average loans, annualized	0.58%	0.27%

	June 30	December 31
Allowance Ratios	2010	2009
Allowance for loan losses to non-performing loans	38.58%	39.99%
Allowance for loan losses to total loans	1.57%	1.13%

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information (continued)
(Dollars in thousands, except per share amounts and ratios)

	June 30	December 31
Deposit Liabilities Analysis	2010	2009
Non-interest-bearing checking	$87,330	$94,619
Interest-bearing checking	198,392	211,448
Savings accounts	211,702	196,983
Money market accounts	340,259	345,144
Certificates of deposit	1,266,009	1,289,314

Total deposit liabilities	$2,103,692	$2,137,508

	Three Months Ended June 30		Six Months Ended June 30
Selected Operating Ratios	2010	2009	2010	2009
Net interest margin (1)	1.54%	2.19%	1.65%	2.27%
Net interest rate spread	1.33%	1.92%	1.43%	1.99%
Return on average assets	0.08%	0.44%	0.16%	0.63%
Return on average shareholders’ equity	0.73%	3.78%	1.41%	5.46%
Efficiency ratio (2)	98.03%	74.97%	93.23%	68.45%
Non-interest expense as a percent of average assets	2.04%	2.14%	1.97%	2.01%
Shareholders’ equity to total assets at end of period	11.40%	11.46%	11.40%	11.46%
Tangible common equity to adjusted total assets at end of period (3)	10.04%	10.23%	10.04%	10.23%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.

(2)	Efficiency ratio is determined by dividing non-interest expense by the sum of net interest income and non-interest income less net investment gains for the periods indicated.

(3)	This is a non-GAAP disclosure. The ratio is computed as shareholders’ equity less goodwill divided by total assets less goodwill.

	Three Months Ended June 30		Six Months Ended June 30
Other Information	2010	2009	2010	2009
Average earning assets	$3,228,266	$3,259,005	$3,216,590	$3,263,825
Average assets	3,471,563	3,490,551	3,484,857	3,496,864
Average interest bearing liabilities	2,939,791	2,945,880	2,923,036	2,955,902
Average shareholders’ equity	399,886	403,404	401,503	402,857
Average tangible shareholders’ equity (4)	347,316	350,834	348,933	350,287
Weighted average number of shares outstanding:
As used in basic earnings per share	45,441,024	46,327,014	45,524,148	46,683,866
As used in diluted earnings per share	45,787,348	46,992,026	45,914,185	47,347,249

(4)	Average tangible shareholders’ equity is average total shareholders’ equity minus goodwill.

	June 30	December 31
	2010	2009
Number of shares outstanding (net of treasury shares)	45,709,666	46,165,635
Book value per share	$8.69	$8.72

	June 30	At December 31
Weighted Average Net Interest Rate Spread	2010	2009
Yield on loans	5.59%	5.76%
Yield on investments	2.37%	3.19%
Combined yield on loans and investments	3.89%	4.49%
Cost of deposits	1.36%	1.65%
Cost of borrowings	4.26%	4.32%
Total cost of funds	2.23%	2.49%
Interest rate spread	1.66%	2.04%